UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CITIZENS & NORTHERN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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90-92 Main Street

Wellsboro, Pennsylvania 16901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 21, 2016

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Citizens & Northern Corporation (the “Corporation”) will be held at the Deane Center, located at 104 Main Street, Wellsboro, Pennsylvania, on Thursday, April 21, 2016 at 2:00 P.M., local time, for the following purposes:

1.	To elect four Class II directors to serve for a term of 3 years;

2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement, and “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016.

We have elected to provide access to our proxy materials over the Internet using the Securities and Exchange Commission’s “notice and access” rules. Details regarding the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2015 Annual Report on Form 10-K with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, the Board of Directors encourages you to vote your shares. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions described in this proxy statement, as well as in the Notice you received in the mail. This will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in “street name,” you will need additional documentation from your broker in order to vote in person at the meeting.

Only shareholders of record at the close of business on February 12, 2016, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Kimberly N. Battin
Corporate Secretary
Wellsboro, Pennsylvania
March 11, 2016

90-92 Main Street

Wellsboro, Pennsylvania 16901

PROXY STATEMENT

Annual Meeting of Shareholders – April 21, 2016

Annual Meeting Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 21, 2016, at 2:00 P.M., at the Deane Center located at 104 Main Street, Wellsboro, Pennsylvania, and at any adjournments or postponements thereof. This proxy statement was first made available to shareholders on March 11, 2016.

Who is entitled to vote?

Shareholders owning Corporation common stock on February 12, 2016 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On February 12, 2016, there were 12,151,108 shares of Corporation common stock outstanding.

On what am I voting?

You will be asked to elect four (4) Class II directors for three-year terms expiring in 2019 and to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Corporation’s management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in this proxy statement, and “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016.

How are proxy materials being disseminated?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials, including this proxy statement and our 2015 Annual Report on Form 10-K, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, provides instructions as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

If you received more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms requested in paper format.

How do I vote?

As described in the Notice, you may vote by any of the following methods:

Internet. Go to www.voteproxy.com 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 20, 2016.

Telephone. Call toll-free 1-800-PROXIES 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 20, 2016.

Mail. If you are a shareholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instructions form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.

At the Annual Meeting. Unless your shares are held in “street name”, you may vote your shares at the Annual Meeting if you attend in person. Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet or by telephone prior to the meeting. It is fast and convenient, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

How do I change my vote?

If you give the vote we are soliciting, you may revoke it at any time before it is exercised:

•	by signing and returning a later-dated proxy; or

•	by giving written notice to Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901, Attention: Kimberly N. Battin, Corporate Secretary; or

•	by voting in person at the Annual Meeting.

A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the meeting without voting in person will not revoke an otherwise valid proxy.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in “street name” for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on a matter other than a procedural motion.

What vote is required to approve the proposals?

The four (4) nominees for election to the Board of Directors receiving the highest number of votes cast by shareholders entitled to vote at the meeting will be elected. “Withhold” votes will have the effect of a vote against a nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm for the year ending December 31, 2016 requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy. Abstentions and broker non-votes will have no effect in calculating the votes on these matters.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the meeting.

How are proxies being solicited?

The Corporation will bear its own cost of solicitation of proxies for the meeting. In addition to solicitation by mail, the company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts, but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. The Corporation will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2017 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Citizens & Northern Corporation at the Corporation’s principal executive offices at 90-92 Main Street, Wellsboro, Pennsylvania, no later than November 10, 2016.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the next Annual Meeting, the Corporation’s Articles of Incorporation require shareholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Articles of Incorporation, must be given no more than 50 days and no less than 14 days prior to the Annual Meeting. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely.

Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, if any shareholder proposal intended to be presented at the Annual Meeting without inclusion in our proxy statement is received within the required time frame and is properly presented, then a proxy will have the ability to confer discretionary authority to vote on the proposal.

Internet Availability of Proxy Materials

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 21, 2016: This proxy statement, proxy card and the Corporation’s annual report to shareholders are available at: http://www.astproxyportal.com/ast/11697/.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the documents that have been incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of our business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in our filings with the SEC.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this proxy statement, other than as may be required by applicable law or regulation.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Articles of Incorporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors and that within these limits the number of directors shall be as established by the Board of Directors. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is elected annually, and the term for each class is three (3) years. Any vacancy occurring on the Board of Directors, for any reason, may be filled by a majority of directors then in office to serve until the expiration of the term of the vacancy. There are currently twelve (12) members of the Corporation’s Board of Directors.

At the 2016 Annual Meeting, four (4) Class II directors are to be elected to serve for a three-year term.

Nominees for Election

The Board of Directors proposes the following four (4) nominees be elected as Class II directors for terms expiring at the 2019 Annual Meeting of Shareholders: R. Bruce Haner, Susan E. Hartley, Leo F. Lambert, and Leonard Simpson. Each of the nominees currently serves as a director of the Corporation.

The four (4) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted for the nominees named in this proxy statement. If a nominee should become unavailable for any reason, proxies will be voted for a substitute nominee determined by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected.

Cumulative voting does not exist in the election of directors. Each share of Corporation common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the four nominees to be elected.

The Board of Directors recommends a vote “FOR” the election of the nominees identified above, each of whom has consented to be named as a nominee and to serve if elected.

Director Qualifications

We provide below information as of the date of this proxy statement about each nominee and director of the Corporation. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

Nominees as Class II Directors for a term expiring at the 2019 Annual Meeting

R. Bruce Haner

Director since: 1998

Age: 68

Mr. Haner owned and operated an auto dealership for over 30 years. Mr. Haner has attended various Pennsylvania Bankers Association, American Bankers Association, and Federal Reserve seminars and workshops. We believe Mr. Haner’s qualifications to serve as a director of the Corporation include his over 30 years of experience as a local business owner and entrepreneur and his 17 years of experience as a director of the Corporation.

Susan E. Hartley

Director since: 1998

Age: 58

Ms. Hartley has been an attorney since 1984. She received her Bachelor of Arts from Elmira College, Master of Arts from State University of New York at Buffalo, and Doctorate of Jurisprudence from State University of New York at Buffalo School of Law. We believe Ms. Hartley’s qualifications to serve as a director of the Corporation include her experience as an attorney and her 17 years of experience as a director of the Corporation.

Leo F. Lambert, Chairman

Director since: 2001

Age: 61

Mr. Lambert has been the President and General Manager of Fitzpatrick & Lambert, Inc. since 1978. Mr. Lambert received his Bachelor of Science from St. Francis College Loretto. Mr. Lambert has served and continues to serve on many nonprofit boards within his community. We believe Mr. Lambert’s qualifications to serve as a director of the Corporation include his over 30 years of experience as a local business owner and entrepreneur and community leader.

Leonard Simpson

Director since: 1989

Age: 67

Mr. Simpson has been an attorney since 1975, having served as Sullivan County District Attorney from 1977 through 1993 and from 2008 until present. He received his Bachelor of Science from Gettysburg College and his Doctorate of Jurisprudence from Cumberland School of Law, Samford University. Mr. Simpson has served and continues to serve on various nonprofit boards within his local community. We believe Mr. Simpson’s qualifications to serve as a director of the Corporation include his experience as an attorney, his 26 years of experience as a director of the Corporation and his professional leadership experience.

Continuing as Class III Directors for a term expiring at the 2017 Annual Meeting

Dennis F. Beardslee

Director since: 1999

Age: 65

Mr. Beardslee has owned and operated Terrace Lanes Bowling Center since 1984. He received his Bachelor of Arts from Mansfield University. He serves on several nonprofit boards within his local community. We believe Mr. Beardslee’s qualifications to serve as a director of the Corporation include his over 25 years of experience as a local business owner and entrepreneur and his 16 years of experience as a director of the Corporation.

Jan E. Fisher

Director since: 2002

Age: 60

Ms. Fisher is the Executive Vice President & Chief Operating Officer of Susquehanna Health, Williamsport, PA. She previously served as the Executive Vice President & Chief Operating Officer of Laurel Health System and President & Chief Executive Officer of Soldiers & Sailors Memorial Hospital, Wellsboro, PA. She received her Bachelor of Science from Purdue University and Master of Business Administration from the University of Miami. Ms. Fisher has served and continues to serve on many nonprofit boards within her local community and industry. We believe Ms. Fisher’s qualifications to serve as a director of the Corporation include her over 20 years of executive management experience.

J. Bradley Scovill

Director since: 2015

Age: 56

Mr. Scovill became employed as President and Chief Executive Officer of the Corporation and the Bank and was appointed to the Board of Directors of the Corporation and the Bank, effective March 2, 2015. Prior to joining the Corporation and Bank, Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Mr. Scovill received a Bachelor of Science Degree in Finance from The Pennsylvania State University. We believe Mr. Scovill is qualified to serve as a director of the Corporation because of his extensive experience working in financial and executive roles in the banking industry.

Ann M. Tyler

Director since: 2002

Age: 71

Ms. Tyler is a certified public accountant with her firm Ann M. Tyler CPA, which she owned and operated for over 15 years. Prior to starting her own firm, Ms. Tyler was a certified public accountant with Brodart Company and Parente Randolph LLC for over 9 years. She received her Bachelor of Arts from Lycoming College. Ms. Tyler has served and continues to serve on various nonprofit boards within her community. We believe Ms. Tyler’s qualifications to serve as a director of the Corporation include her experience as a certified public accountant and financial expertise.

Continuing as Class I Directors for a term expiring at the 2018 Annual Meeting

Terry L. Lehman

Director since: 2016

Age: 58

Mr. Lehman was appointed to the Board of Directors in February 2016. Mr. Lehman is a retired certified public accountant with over 30 years of experience in public accounting and private industry, including serving the roles of an Assurance Director at BDO, LLP in Harrisburg, an Audit Partner at ParenteBeard, LLC, and Beard Miller Company, LLP both located in Harrisburg, Chief Financial Officer at Cardinal Technologies, Inc. in Lancaster, Senior Manager at Ernst & Young, and an Internal Auditor at Peoples National Bank of Lebanon. We believe Mr. Lehman’s extensive experience in public accounting and private industry, much of which has been concentrated in work for and on behalf of financial institutions, make him qualified to serve as a director of the Corporation.

Edward H. Owlett, III

Director since: 1994

Age: 61

Mr. Owlett has been the President & Chief Executive Officer of Putnam Company since 1995. Mr. Owlett was an attorney at Owlett & Lewis, PC from 1981 to 2001. He received his Bachelor of Science from Wharton School of Business and his Doctorate of Jurisprudence from University of Pittsburgh. He serves on the boards of various organizations within his local community. We believe Mr. Owlett’s qualifications to serve as a director of the Corporation include his experience as an attorney, as well as his executive leadership experiences at Putnam Company.

Frank G. Pellegrino

Director since: 2016

Age: 53

Mr. Pellegrino was appointed to the Board of Directors in February 2016. Mr. Pellegrino is the Executive Vice President of Sales and Marketing of Primus Technologies Corp, Williamsport, and serves in executive leadership roles in several businesses in Lycoming, Union and Columbia counties. We believe Mr. Pellegrino’s qualifications to serve as a director of the Corporation include his more than 20 years in an executive leadership role with Primus Technologies Corp and his leadership role with several other businesses.

James E. Towner

Director since: 2000

Age: 69

Mr. Towner is retired with over 30 years of experience with Times Shamrock Communications, including over 20 years as publisher. He has served on several nonprofit boards within his local community. He received his Bachelor of Science from Elmira College. We believe Mr. Towner’s qualifications to serve as a director of the Corporation include his 15 years of experience as a director of the Corporation and experience as an executive in the communications industry.

EXECUTIVE OFFICERS

The following table provides information regarding each of the executive officers of the Corporation and Citizens & Northern Bank (the “Bank”).

J. Bradley Scovill

Age: 56

President and Chief Executive Officer of the Corporation and the Bank since March 2015. Prior to his employment with the Corporation and the Bank, Mr. Scovill most recently served as an executive with Kish Bancorp, Inc. and Kish Bank, headquartered in Belleville, Pennsylvania. Mr. Scovill was President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank from June 2013 until February 2015, Senior Vice President and Chief Operating Officer of Kish Bank from 2011 through June 2013, and Executive Vice President and Chief Financial Officer of Kish Bank from 2009 through 2011.

Stan R. Dunsmore

Age: 53

Executive Vice President and Chief Credit Officer of the Bank since January 2015; formerly Vice President and Commercial Loan Sales Officer of the Bank since May 2007.

Shelley L. D’Haene

Age: 55

Executive Vice President and Senior Operations Officer of the Bank since January 2015; formerly Executive Vice President and Director of Alternate Delivery Channels of the Bank since January 2013, and Vice President and Cash Management Coordinator of the Bank since February 2006.

Harold F. Hoose, III

Age: 49

Executive Vice President and Director of Lending of the Bank since March 2005.

Mark A. Hughes

Age: 54

Treasurer of the Corporation and Executive Vice President and Chief Financial Officer of the Bank. Mr. Hughes served as Interim President and Chief Executive Officer of the Corporation and Bank from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer of the Corporation and Bank and was appointed to the positions he had formerly held as Treasurer of the Corporation since November 2000 and Executive Vice President and Chief Financial Officer of the Bank since August 2000.

Anthony J. Peluso

Age: 64

Vice President and Controller of the Bank. Mr. Peluso served as Interim Treasurer of the Corporation and Chief Financial Officer of the Bank from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Peluso resigned from the positions of Interim Treasurer of the Corporation and Chief Financial Officer of the Bank and was appointed to the positions he had formerly held as Vice President and Controller of the Bank since March 2012.

John M. Reber

Age: 49

Executive Vice President and Director of Risk Management of the Bank since January 2011; formerly Vice President and Director of Risk Management of the Bank since June 2004.

Thomas L. Rudy, Jr.

Age: 51

Executive Vice President and Director of Branch Delivery of the Bank since February 2004; President of C&N Financial Services Corporation since January 2000.

Deborah E. Scott

Age: 56

Executive Vice President and Director of the Trust Department of the Bank since September 1999.

CORPORATE GOVERNANCE

Members of the Corporation’s Board of Directors are elected by the shareholders. In selecting nominees for the shareholders’ consideration, the Board attempts to identify individuals with appropriate business, financial, legal and other skills and knowledge that are essential to providing oversight of the Corporation’s affairs, and who demonstrate a passion for promoting and enhancing the Corporation’s financial performance and its service to the communities within our marketplace. In evaluating candidates, the Board considers diversity of educational and business background and experiences, taking into account the experience “mix” of current directors, as well as that of the candidates. The nominating process is described in more detail in the section titled “Governance and Nominating Committee” below.

Director Independence

During 2015 and through the date of this proxy statement, except for the individuals who served as President and Chief Executive Officer, all directors and nominees are and were independent as determined in accordance with the independence standards of the NASDAQ Stock Market. In determining the directors’ independence, in addition to matters disclosed under “Related Person Transactions and Policies” on page 12 of this proxy statement, the Board of Directors considered each director’s beneficial ownership of Corporation common stock and loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made by the Bank to non-profit organizations with whom such persons are associated. In each case, the Board determined that none of the transactions above impaired the independence of the director.

The Bank makes loans to Directors and Executive Officers in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectability.

Additional information concerning loans and deposits with Directors and Executive Officers is incorporated herein by reference to disclosure provided in Note 15 to the Consolidated Financial Statements, which is included in Part II, Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

Leadership Structure of the Board

Leo F. Lambert serves as Chairman of the Board of the Corporation and the Bank. The Board’s establishment of an independent chair reflects its desire to maintain separation between the Board’s role of providing oversight of corporate activities and protecting shareholder interests and the Chief Executive Officer’s role of managing the Corporation and Bank.

The Board attempts to ensure that thorough, open and honest discussions take place at all Board and committee meetings, and that all of the directors are sufficiently informed about each matter that arises so as to make informed decisions. Mr. Lambert presides over meetings of the Board and the Executive Committee, as well as executive sessions and meetings of the independent directors. Further, the Chairman is responsible for communicating the thoughts or concerns of the independent directors to the Chief Executive Officer.

Meetings and Committees of the Board of Directors

Board of Directors. During 2015, the Board of Directors of the Corporation met thirteen (13) times, the Board of Directors of the Bank met thirteen (13) times, and the independent directors met in executive session and held meetings of the independent directors four (4) times. All of the incumbent directors attended at least 75% or more of the meetings of the Board of Directors of the Corporation and of the Board committees on which he or she served.

Although the Corporation does not have a formal policy with respect to director attendance at the Annual Meeting of Shareholders, each director is encouraged to attend the Annual Meeting. All Directors attended the 2015 Annual Meeting of Shareholders.

Executive Committee of the Corporation. The Corporation has an Executive Committee, whose purpose is to monitor and oversee the Corporation’s management succession plan and leadership development processes; review and provide advice and counsel to the CEO regarding the Corporation’s strategic plan, mission, goals and objectives, and action plans, as well as various other matters; and to act on behalf of and with full authority of the Board of Directors in matters that may arise between the regular monthly meetings of the Board which require immediate Board level action. In 2015, the members of the Executive Committee were: Jan E. Fisher, R. Bruce Haner, Mark A. Hughes, Leo F. Lambert, Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and James E. Towner. During 2015, the Executive Committee held twelve (12) meetings. Mr. Scovill was appointed to replace Mr. Hughes effective in March 2015.

Audit Committee. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors; recommend to the Board of Directors the engagement of the independent registered public accounting firm for the year; review the examinations and reports from those persons; and review the annual financial statements of the Corporation. The members of the Audit Committee of the Corporation are: R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, James E. Towner and Ann M. Tyler. The Audit Committee held four (4) meetings in 2015. All of the members of the Audit Committee are and were independent under the independence standards of the NASDAQ Stock Market.

At present, none of the members of the Audit Committee meets the definition of “audit committee financial expert” as defined in the rules adopted by the SEC. However, the Board of Directors has determined that each of the members of the Audit Committee has sufficient knowledge and experience in financial matters to effectively perform their duties as members of the Audit Committee.

The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Audit Committee Charter of C&N Corp”. The policies and procedures for pre-approval of engagements for non-audit services are included in the Charter.

Compensation Committee of the Corporation. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers and to provide oversight of the Bank’s compensation, benefit, perquisite and employee equity incentive programs. The members of the Compensation Committee are: Jan E. Fisher, R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, Leonard Simpson and James E. Towner. The Compensation Committee held ten (10) meetings in 2015. All of the members of the Compensation Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Compensation Committee, which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Compensation Committee Charter of C&N Corp.”

Governance and Nominating Committee. The purpose of the Governance and Nominating Committee is to establish criteria for Board member selection and retention; identify individuals qualified to become Board members; and recommend to the Board the individuals to be nominated and re-nominated for election as directors. This committee is also responsible for reviewing and reporting to the Board periodically on matters of corporate governance. The members of the Governance and Nominating Committee are: Dennis F. Beardslee, Jan E. Fisher, R. Bruce Haner, Susan E. Hartley, Edward H. Owlett, III and Leonard Simpson. During 2015, the Governance and Nominating Committee held seven (7) meetings. All members of the Governance and Nominating Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Governance and Nominating Committee, which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Governance and Nominating Charter”.

Qualifications considered by the Governance and Nominating Committee in assessing director candidates include, but are not limited to, the following:

•	An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;

•	A genuine interest in representing all of the Corporation’s stakeholders, including the long-term interests of the shareholders;

•	A willingness to support the values, mission and vision of the Corporation;

•	An open-mindedness and resolve to independently analyze issues presented for consideration;

•	A reputation for honesty and integrity;

•	A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);

•	A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance and should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management;

•	The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

•	Independence in accordance with the independence standards of the NASDAQ Stock Market; and

•	Experience with a business of size similar or larger than the Corporation.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its shareholders, and such factors may change from time to time. The Governance and Nominating Committee does, however, require that a majority of the directors be independent under the independence standards of the NASDAQ Stock Market and expects directors to meet the minimum stock ownership expectations described in the “Stock Ownership Guidelines” section.

The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue service or the Board determines not to re-nominate a current director for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Committee evaluates each individual candidate in the context of the Board as a whole, with the objective of recommending a group containing a broad array of diverse experience.

The Board does not have a formal written policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its long-standing informal policy is to give due consideration to any and all candidates. The evaluation procedure for candidates recommended by the shareholders would be the same as is done for those recommended by the Board of Directors and management. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.

Current members of the Board of Directors are polled for suggestions as to prospective director candidates meeting the Governance and Nominating Committee’s criteria. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.

Article Tenth of the Corporation's Articles of Incorporation requires that shareholders give advance notice of any nominations for election to the Board of Directors. The required notice, which must include the information set forth in the Articles of Incorporation, must be made in writing and must be delivered or mailed to the President of the Corporation not less than 14 days nor more than 50 days prior to the Annual Meeting. If notice is not received by the Corporation within this timeframe, the Corporation will consider such notice untimely.

Asset Liability Committee of the Corporation. The purpose of the Asset Liability Committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time, as well as to function as an investment committee. In 2015, the members of the Asset Liability Committee were: Susan E. Hartley, Mark A. Hughes, Edward H. Owlett, III, J. Bradley Scovill, James E. Towner, and Ann M. Tyler. The Asset Liability Committee met five (5) times during 2015. Mr. Hughes served on the Committee from January through March 2015. Mr. Scovill was appointed to the Committee effective in March 2015.

Executive Committee of the Bank. The function of the Bank’s Executive Committee is to monitor and oversee the Bank’s management succession plan and leadership development processes and review and provide advice and counsel to the Chief Executive Officer regarding the Bank’s strategic plan, mission, goals and objectives and action plans and other matters, as well as recommend policies and procedures. In 2015, the members of the Bank’s Executive Committee were: Jan E. Fisher, R. Bruce Haner, Mark A. Hughes, Leo F. Lambert, Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and James E. Towner. Mr. Scovill was appointed to replace Mr. Hughes effective in March 2015. During 2015, the Bank’s Executive Committee held twelve (12) meetings.

Trust Investment Committee of the Bank. The Trust Investment Committee of the Bank determines the policy and investments of the Trust Department and the acceptance and relinquishment of all fiduciary relationships. In 2015, its members were: Dennis F. Beardslee, Susan E. Hartley, Mark A. Hughes, Deborah E. Scott, J. Bradley Scovill, and Leonard Simpson. Mrs. Scott served on the Committee from January through March 2015. Mr. Scovill was appointed to replace Mr. Hughes effective in March 2015. During 2015, the Trust Investment Committee held four (4) meetings.

Finance and Loan Committee of the Bank. The primary purpose of the Finance and Loan Committee is to evaluate and act on loan requests that exceed management’s lending authority between Bank Board meetings. In 2015, members of the Finance and Loan Committee were: Dennis F. Beardslee, Mark A. Hughes, Leo F. Lambert, Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and Ann M. Tyler. Mr. Scovill was appointed to replace Mr. Hughes effective in March 2015. During 2015, The Finance and Loan Committee held eight (8) meetings.

Shareholder Communications

If you wish to communicate with the Board, you may send correspondence to Kimberly Battin, Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the Chairman by writing to the Chairman, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.

Related Person Transaction and Policies

Certain directors and officers of the Corporation and Bank and their affiliates (including corporations of which such persons are officers or greater than 10% beneficial owners) were customers of, and had transactions with, the Corporation and Bank in the ordinary course of business during the year ended December 31, 2015. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with third parties and did not involve more than the normal risks of collectability or present other unfavorable features. The Corporation expects that any other transactions with directors and officers and their affiliates in the future will be conducted on the same basis.

Stock Ownership Guidelines

The Board of Directors has adopted formal guidelines setting forth a minimum amount of Corporation common stock that all directors and executive officers are expected to own. Pursuant to these guidelines, independent directors are required to own common stock having a minimum value of $100,000; the Chief Executive Officer is required to own common stock having a minimum value equal to 75% of his/her salary and target bonus; and all other Executive Vice Presidents are required to own common stock having a minimum value equal to 50% of their salary and target bonus.  Each director and executive officer has five (5) years beginning June 30, 2012 or following his or her date of appointment to comply with the minimum ownership requirement. Currently, all directors and named executive officers meet the minimum requirements.

INFORMATION CONCERNING SECURITY OWNERSHIP

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after February 12, 2016.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2015, more than 5% of the Corporation’s outstanding common stock.

Name & Address	Amount & Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
BlackRock Inc.	809,972	(1)	6.7%
55 East 52nd Street
New York, NY 10055

(1) Based on an Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission on January 26, 2016, which reported beneficial ownership as of December 31, 2015 by BlackRock, Inc.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of February 12, 2016, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the Corporation beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the Corporation as a group.

	Amount and Nature of
Name of Individual or Identity of Group	Beneficial Ownership (1)		Percent of Class

Dennis F. Beardslee	18,060	(2)	*
Jan E. Fisher	16,859	(2)	*
R. Bruce Haner	27,413	(3)	*
Susan E. Hartley	14,815	(2)	*
Leo F. Lambert	23,738	(4)	*
Terry L. Lehman	2,500		*
Edward H. Owlett, III	49,210	(2)	*
Frank G. Pellegrino	536		*
Leonard Simpson	40,113	(5)	*
James E. Towner	21,490	(6)	*
Ann M. Tyler	10,604	(7)	*
J. Bradley Scovill	27,074	(8)	*
Mark A. Hughes	63,148	(9)	*
Harold F. Hoose, III	37,750	(10)	*
Deborah E. Scott	41,336	(11)	*
Thomas L. Rudy, Jr.	34,140	(12)	*
Anthony J. Peluso	6,391	(13)	*

Directors and Executive Officers as a Group (20 Persons)	479,180		3.94%

*	Indicates beneficial ownership of less than 1%.
(1)	Pursuant to the regulations of the SEC, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 12, 2016 with an exercise price of less than $20.16, which is the closing price on February 12, 2016 (“presently exercisable stock options”). Unless otherwise indicated, each individual holds sole voting and investment authority with respect to the shares listed.
(2)	Includes 5,260 shares issuable pursuant to presently exercisable stock options and 770 shares of restricted stock.
(3)	Includes 1,341 shares issuable pursuant to presently exercisable stock options and 770 shares of restricted stock. Of the stated amount, 2,756 shares are pledged as security.
(4)	Includes 3,851 shares issuable pursuant to presently exercisable stock options and 770 shares of restricted stock.
(5)	Includes 4,610 shares issuable pursuant to presently exercisable stock options and 770 shares of restricted stock. Of the stated amount, 25,205 shares are pledged as security.
(6)	Includes 770 shares of restricted stock.
(7)	Includes 3,851 shares issuable pursuant to presently exercisable stock options and 770 shares of restricted stock.
(8)	Includes 10,072 shares of restricted stock.
(9)	Includes 31,341 shares issuable pursuant to presently exercisable stock options and 5,301 shares of restricted stock.
(10)	Includes 20,713 shares issuable pursuant to presently exercisable stock options and 4,239 shares of restricted stock.
(11)	Includes 21,727 shares issuable pursuant to presently exercisable stock options and 3,254 shares of restricted stock.
(12)	Includes 18,738 shares issuable pursuant to presently exercisable stock options and 2,865 shares of restricted stock.
(13)	Includes 1,503 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of the Corporation’s issued and outstanding common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Corporation with copies of all such reports they file.

Based solely upon a review of the reports filed pursuant to Section 16 of the Exchange Act, the Corporation believes that its directors and executive officers timely filed all reports required under Section 16, with the exception of a late filing made by all Directors and Executive Officers who received restricted stock awards in January 2015. The late filings occurred due to administrative oversight. All Directors and Executive Officers except Mr. Scovill and Mr. Hughes made one late filing under the circumstances described above.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Discussion and Analysis (CD&A) section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer (NEO) compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices and describe key changes from last year.

Executive Summary

The Corporation’s executive compensation program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors. We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders. Accordingly, the program includes short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

2015 Performance Highlights

Financial highlights for 2015 included the following:

•	For the year ended December 31, 2015, net income per diluted share was $1.35 as compared to $1.38 in 2014. The return on average assets for the 2015 was 1.32%, and the return on average equity (ROE) was 8.72%. As described in more detail below, ROE (as adjusted), is a significant variable considered in determining cash awards to NEOs under the Annual Incentive Award Plan. The corporate performance-based portion of each Executive’s award was calculated based upon achievement of annual ROE as a percentage of a defined peer group’s performance, and also includes a comparison of the Corporation’s ROE to a Target ROE. For 2015, the corporate performance-based payout was 98.83% of Target for each Executive.

•	Net loans outstanding (excluding mortgage loans held for sale) were $696,991,000 at December 31, 2015, up 11.8% from $623,209,000 at December 31, 2014. In comparing outstanding balances at December 31, 2015 and 2014, total commercial loans increased $54.2 million, or 21.4%, and residential mortgage loans increased $19.7 million, or 5.4%. In 2015, average total loans for the year amounted to $657,727,000 or $30.0 million (4.8%) more than the corresponding amount for 2014.

•	The Corporation maintained regulatory capital at levels well in excess of the amounts necessary to be considered well capitalized. Tangible common equity as a percentage of tangible assets was 14.49% at December 31, 2015, up from 14.34% a year earlier.

2015 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation in 2015:

•	Base Salaries: 2015 base salary increases for NEOs ranged between 3-6%.
•	2015 Short-Term Incentive Awards: based on corporate, unit/functional performance and individual goals, payouts for 2015 performance were, generally, slightly above target.
•	2016 Short-Term Incentive Plan Design: upon review of the 2015 Short-Term Incentive (STI) Plan, the Committee approved changes to the 2016 STI plan design. While the current plan assesses corporate performance on both absolute and relative Return on Average Equity (ROE), the 2016 plan focuses on relative ROE performance only with a modified performance and payout slope. The relative comparison peer group has also been updated to include all publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion.
•	2015 Long-Term Incentive Awards: No stock options were granted in 2015. Equity awards in 2015 consisted exclusively of performance-based restricted stock awards. The restricted stock awards granted in 2015 vest 25% per year over a four year period based on the Corporation’s attainment of a performance target of 100% or more of the Peer Group’s average return on equity (as defined by the Committee) for the four quarters ending the third quarter of each calendar year following the award date. Any shares for which the restrictions have not lapsed at the expiration of the ten (10) year period following the date of the award shall expire and revert back to the Corporation.
•	2016 Long-Term Incentive Design: The Corporation undertook an in depth review of its Long-Term Incentive (LTI) Plan in 2015. Based on this review, the Committee approved changes to the LTI design for 2016. Key updates / features include:
o	Equity mix based on 50% time-based restricted stock awards (RSA) and 50% performance-based restricted stock awards (“PRSA”).

o	The time-based RSAs and PRSAs vest over three years, with one-third vesting on each anniversary date of the award. For PRSAs, awards will only vest to the extent performance has been met.
o	While the performance criteria used remains the same (i.e., relative ROE), the comparator group was expanded to include all publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion.
o	Additionally, the “catch-up” feature on PRSAs was excluded. If performance is not met at the end of the performance period, all PRSAs will be forfeited

Overview of the Executive Compensation Program

The Corporation’s executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace. The program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors.

Compensation Philosophy and Program Objectives

We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. It also provides annual and long-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives.

The incentive opportunities are structured to produce a performance-leveraged program format in which executives may derive a significant portion of their total compensation, depending on their role in the organization, from short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

We believe that the features and composition of the current program provide a total compensation package for executive officers that is competitive in our marketplace, but weighted toward variable pay based on corporate and individual performance, and which contributes to the creation of shareholder value.

2015 Program Components

The following is a discussion of the primary purpose of each element within our executive compensation program.

1.	Base Salary. Base salaries are set to recognize the executive’s experience, responsibilities associated with the position and expectations with respect to the individual’s contributions to the Company. In setting or adjusting base salary levels for our NEOs, the Company considers the following factors: the executive’s position, individual performance, contribution to the Company, market salaries for similar positions, experience in the position, industry merit increase budgets, and the Company’s overall financial performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee within the first quarter of the fiscal year so the Compensation Committee can take into account results from the prior fiscal year-end performance.

2.	Short-Term (Annual) Incentives. The Corporation’s Annual Incentive Award Plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed established thresholds of acceptable achievement. For 2015, corporate performance was measured based on return on average equity as compared to peer performance and the Corporation's return on equity to levels established at the beginning of the year. Business unit goals vary based on the nature of the unit, but, where applicable, include such items as loan and deposit growth, levels of nonperforming assets, and non-interest income. Each participant’s individual performance contribution is evaluated by his or her supervisor, with the Chief Executive Officer’s individual performance contribution evaluated by the Board of Directors. The Committee, in its discretion, may adjust or eliminate award payments under the Incentive Award Plan. All awards under the Incentive Award Plan are paid in cash as soon as it is practical after the end of a plan year.

3.	Long-term Incentives. The Corporation’s 1995 Stock Incentive Plan provides participating executives with the ability to receive equity awards (as determined by the Committee, as administrator of the plan), and is intended to focus the recipient’s efforts on the strategic directions and goals of the business, incent ownership in the Corporation and promote a vested interest in the Corporation’s long-term success. Awards may take the form of incentive stock options, nonqualified options, stock appreciation rights or restricted stock. The Committee reviews and recommends approval of awards to executives based upon its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations. To date, all awards granted under the plan have been incentive stock options or restricted stock.

Historically, stock options awarded under the plan vest six (6) months after the grant date and expire ten (10) years after the grant date. Stock options were not granted to executives in 2015. Restricted stock awards issued to the Bank’s executive officers include a performance condition, as well as a requirement for continued employment, in order for the restrictions to lapse. The restricted stock awards granted in 2015 vest 25% per year over a four year period based on the Corporation’s attainment of a performance target of 100% or more of the Peer Group’s average return on equity (as defined by the Committee) for the four quarters ending the third quarter of each calendar year following the award date. The performance target requirement continues until all restricted shares awarded are forfeited or the restrictions on such shares have lapsed. Any shares for which the restrictions have not lapsed at the expiration of the ten (10) year period following the date of the award shall expire and revert back to the Corporation. A total of 850,000 shares of common stock may be issued under the plan. As of December 31, 2015, a balance of 294,275 shares remains available for issuance.

4.	Ownership Guidelines. In order to better align the interests of the NEOs with those of our shareholders, the Company requires that they own a number of shares of the Company’s common stock equal to a percent of his/her salary and target bonus. At this time, the CEO is required to own a minimum amount of stock equal to 75% of his/her salary and target bonus while all other Executive Vice Presidents are required to own 50% of their salary and target bonus. Each executive officer has five (5) years beginning June 30, 2012 or following his or her date of appointment to comply with the minimum ownership requirements.

5.	Health and Welfare Benefits. Executives participate in the Corporation’s qualified health and welfare benefits programs on the same terms and conditions as all other employees of the Corporation.

6.	Nonqualifed Benefits and Perquisites. Nonqualified benefits and perquisites that may be offered by the Corporation include participation in a supplemental retirement income plan (“SERP”), as well as, in many instances, use of a company-provided automobile. In a few instances, the Corporation pays a portion of an executive’s membership dues for a golf or social club, when such membership can facilitate the conduct of business with clients.

The SERP is intended to replace some of the benefits lost by executives under federally mandated restrictions on retirement income benefits to highly compensated employees under qualified retirement income plans like pensions and 401(k) plans. The Corporation’s SERP provides a retirement benefit to participants who retire after attaining age 55, with 5 years of service. Participants vest earlier than age 55 in the event of disability, death or in the event of a change in control of the Corporation. Annual contributions to the SERP are at the discretion of the Board of Directors, and the Board may terminate the SERP at any time. The SERP is described in more detail on pages 29-30.

7.	Employment, Change in Control and Severance Agreements. The Corporation has entered into Employment Agreements with Mr. Scovill, Mr. Hughes, Mr. Hoose, and Mrs. Scott. The Employment Agreements are described in more detail on pages 30-31.

A select group of senior executives, including Mr. Rudy, are parties to a Change in Control agreement with the Corporation. In the event that any of these executives is terminated following a Change in Control, they would receive a severance benefit. They would also be eligible for continued coverage under the Corporation’s health and welfare benefit plans for eighteen (18) months. The Change in Control Agreement is described in more detail on page 31.

None of the named executive officers has a commitment from the Corporation for a tax gross-up payment in the event that their severance benefits exceed the deduction limitations under Internal Revenue Code Section 4999.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, with the support of its independent compensation consultant and management, determines executive compensation programs, practices, and levels, for full Board consideration and approval. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee and its partners consider data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee. The Compensation Committee (“the Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. The Compensation Committee determines and approves the salaries, cash and equity incentive bonuses, equity awards, benefits and employment policies as they relate to the named executive officers, subject to full Board consideration and approval.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Company. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, cash and equity incentive bonus, and restricted stock award at such time.

The Compensation Committee has the authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor.

Role of Executive Management. Key members of the Company’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed recommendations with respect to compensation matters that affect the Company’s operations and shareholder returns. Finally, the Company’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant. The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. In 2015, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to assist with the following:

•	Assessment of Executive total remuneration (cash, equity and retirement benefits/perquisites);
•	Short-term incentive plan audit and re-design
•	Long-term incentive plan audit and re-design

In their role as the Company’s outside advisor, Pearl Meyer also responds to questions from the Compensation Committee and attends meetings as requested. Pearl Meyer reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee. Pearl Meyer performed no services outside of those related to executive and director compensation for the Company in 2015. The Compensation Committee assessed the independence of Pearl Meyer and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparison. Annually, the Committee asks its independent compensation consultant to review survey reports on national and regional compensation practices within the Corporation’s industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region. For the 2015 program planning review, the independent compensation consultant applied the following filters in developing a recommended group of institutions to serve as the Corporation’s peer group (the “Peer Group”):

•	included publicly traded commercial banks, and excluded thrifts, mutual holding companies and private banks; all institutions selected are traded on NASDAQ, NYSE or NYSE MKT except for a few local competitors who are traded on the Over-the Counter Bulletin Board;
•	included banking institutions with asset size ranging from approximately ½ to 2 times the Corporation’s asset size;
•	included banking institutions located in Pennsylvania, New York, New Jersey and Ohio; and
•	excluded banking institutions with no Trust Assets Under Management, except for a few companies who had been included in the prior year’s peer group.

Based on these criteria, the following institutions were selected for inclusion in the Peer Group:

ACNB Corp.	Citizens Financial Services Inc.	First Citizens Banc Corp.	Norwood Financial Corp.	Peoples Bancorp Inc.
AmeriServ Financial, Inc.	CNB Financial Corp	The First of Long Island Corp.	Ohio Valley Banc Corp.	Peoples Financial Services Corp.
Arrow Financial Corp.	Codorus Valley Bancorp Inc.	LCNB Corp.	Orrstown Financial Services	SB Financial Group, Inc.
Bryn Mawr Bank Corp.	DNB Financial Corp.	LNB Bancorp Inc.	Peapack-Gladstone Financial Corp.	Suffolk Bancorp
Chemung Financial Corp.	ESB Financial Corp.	Mid Penn Bancorp Inc.	Penns Wood Bancorp Inc.	Univest Corporation of Pennsylvania

In addition to the custom peer group data, market data from various banking industry surveys is also utilized and reflects banks of similar asset size and region to that of the Company.

The table below summarizes the benchmarking of components of executive compensation based on the independent compensation consultant’s report provided to the Committee in the fourth quarter 2014. The results of the market assessment were used in making decisions for 2015 pay levels.

Competitive Position of the Company NEOs' 2014 Compensation

Relative to Market Percentiles

(Positioning Within Market Shown Within +/- 2.5 Percentile Points)

Total
		Annual	Total
	Base	Cash	Direct
	Salary	Comp. (1)	Comp. (2)
Interim President and Chief Executive Officer	25th	35th	35th
Interim Chief Financial Officer	Below 25th	Below 25th	Below 25th
EVP and Director of Lending	35th	40th	40th
EVP and Director of Trust Department	65th	Above 75th	N/A (3)
EVP and Director of Branch Delivery	50th	65th	N/A (3)

Note: The Peer Group information was based on publicly available data, mainly based on proxy statements filed for calendar 2013. The market compensation data was increased at an annual rate of 3% to approximate compensation levels as of January 1, 2015.

(1) Total Annual Cash Compensation includes annualized base salary plus annual bonus under the Incentive Award Plan.

(2) Total Direct Compensation includes Total Annual Cash Compensation plus the reported values of long-term incentive compensation, primarily stock-based compensation.

(3) Market data for the Director of the Trust Department and the Director of Branch Delivery positions was not provided because there were not significant proxy matches.

Program Review and Pay Decision Process. During the fourth quarter each year, the Committee (1) receives base salaries and annual and long-term incentive information on current executive compensation levels in the industry and industry program practices provided by its independent compensation consultant; (2) conducts a comprehensive review of the Corporation’s compensation program structure and provisions; and (3) considers salary and benefit adjustments and incentive awards for executives.

After examining the information provided by its independent compensation consultant, the Committee determines whether (1) the content and structure of the Corporation’s compensation program is still competitive; (2) the current provisions remain consistent with the Corporation’s overall pay philosophy; and (3) the compensation program continues to support achievement of the Corporation’s business objectives.

After deciding on the program structure for the coming calendar year, the Committee examines the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry trends. The performance of the Chief Executive Officer is reviewed and appraised by the Committee.

Based on the information gathered about each executive, the Committee formulates recommendations on possible salary adjustments for executives during the coming year. It also determines annual incentive awards for executives based on results achieved against goals and objectives defined at the beginning of the year, and determines appropriate long-term incentive awards in the form of stock-based compensation.

These recommendations are then presented to the full Board of Directors for consideration and approval, usually in December, prior to the beginning of the new year.

As incentive awards for the current year are determined, the Committee also works with the Chief Executive Officer to construct executive performance plans for the coming year. The Committee formulates their recommendations on performance goals and award opportunities for Board consideration and approval.

The Committee may also be called upon to consider pay related decisions from time to time throughout the calendar year as executives are reassigned or new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation, including base salary level, annual incentive opportunities, long-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

2015 Executive Compensation Decisions

Base Salaries. The Compensation Committee approved the following base salary adjustments for the Named Executive Officers intended to recognize each Executive’s contribution and performance. The following summarizes base salaries and the percentage increase for 2015.

Name	Title	2014 Base Salary	2015 Base Salary	Percent Increase
J. Bradley Scovill (1)	Chief Executive Officer	N/A	$380,000	n/a
Mark A. Hughes (2)	EVP and Chief Financial Officer	$240,000	$252,000	5%
Anthony J. Peluso (3)	VP and Controller	$125,000	$132,000	6%
Harold F. Hoose III	EVP and Director, Lending Division	$188,000	$193,600	3%
Deborah E. Scott	EVP and Director, Trust Division	$176,700	$184,700	5%
Thomas L. Rudy, Jr.	EVP and Director, Branch Delivery	$155,000	$163,500	5%

(1)	Mr. Scovill’s 2015 base salary is presented in the table above on an annualized basis, and differs from the actual amount paid as shown in the Summary Compensation Table for the portion of the year in which he was employed by the Company.
(2)	Mr. Hughes’ 2015 and 2014 base salary amounts are presented in the table above based on his annualized salary in each year in the role of Chief Financial Officer, which differs from the amounts shown in the Summary Compensation Table that include the actual amounts paid as Interim Chief Executive Officer and Chief Financial Officer for a portion of each year.
(3)	Mr. Peluso’s 2014 base salary is presented in the table above on an annualized basis, which differs from the amount shown in the Summary Compensation Table that includes the actual amount paid as Interim Chief Financial Officer and Controller for a portion of the year.

Annual Incentive Awards. The table below presents the performance criteria and the weighting of each criterion used in determining the annual performance incentive awards for the named executive officers in 2015:

	Performance Criteria	Target Performance Result	Actual Performance Result	Criterion Weighting	Target % of Base Salary	Maximum % of Base Salary	Award % of Base Salary
J. Bradley Scovill	Corporate Performance:
	Award Matrix Result (1)	100.00%	98.83%	90%	31.50%	49.50%	31.13%
	Individual Performance (2)			10%	3.50%	5.50%	5.50%
	Totals				35.00%	55.00%	36.63%

Mark A. Hughes (3)	Corporate Performance:
	Award Matrix Result (1)	100.00%	98.83%	60%	18.00%	27.00%	17.79%
	Unit/Functional Goals Based on:
	Enhanced effectiveness of management
	ALCO, profitability and risk committee			10%	3.00%	4.50%	3.00%
	Analysis and preparation of updated capital plan			10%	3.00%	4.50%	3.00%
	Assist Risk Manager in establishing Key Risk
	Indicators			10%	3.00%	4.50%	3.00%
	Individual Performance (2)			10%	3.00%	4.50%	4.50%
	Totals				30.00%	45.00%	31.29%

Anthony J. Peluso (4)	Corporate Performance:
	Award Matrix Result (1)	100.00%	98.83%	30%	6.00%	9.00%	5.93%
	Unit/Functional Goals Based on:
	Assumption of responsibility for all aspects of income tax reporting			20%	4.00%	6.00%	4.00%
	Review and update procedures for 1099-Misc
	Preparation			20%	4.00%	6.00%	4.00%
	Prepare and lead mid-year budget review			20%	4.00%	6.00%	4.00%
	Individual Performance (2)			10%	2.00%	3.00%	3.00%
	Totals				20.00%	30.00%	20.93%

Harold F. Hoose, III (5)	Corporate Performance:
	Award Matrix Result (1)	100.00%	98.83%	45%	13.50%	20.25%	13.34%
	Unit/Functional Goals Based on:
	Growth in Outstanding Loans	6%	11.79%	25%	7.50%	11.25%	11.25%
	Average Loans Delinquent 30 days or More as % of Loans	2.25%	2.03%	10%	3.00%	4.50%	3.00%
	Lycoming County market development initiative			10%	3.00%	4.50%	3.75%
	Individual Performance (2)			10%	3.00%	4.50%	4.50%
	Totals				30.00%	45.00%	35.84%

Deborah E. Scott (6)	Corporate Performance:
	Award Matrix Result (1)	100.00%	98.83%	45%	11.25%	17.10%	11.12%
	Unit/Functional Goals Based on:
	Trust and Financial Management pre-tax earnings contribution	35%	39.20%	30%	7.50%	11.40%	11.40%
	Growth in Trust Assets Under
	Management	5%	5.28%	15%	3.75%	5.70%	3.75%
	Individual Performance (2)			10%	2.50%	3.80%	2.50%
	Totals				25.00%	38.00%	28.77%

Thomas L. Rudy, Jr. (7)	Corporate Performance:
	Award Matrix Result (1)	100.00%	98.83%	45%	11.25%	17.10%	11.12%
	Unit/Functional Goals Based on:
	Growth in Outstanding Branch-based Loans	4%	15.14%	5%	1.25%	1.90%	1.90%
	Growth in Branch-based Deposits	3%	-2.02%	10%	2.50%	3.80%	0.00%
	Efficiency Based on Number of
	Employees	118.75 FTE	115.29 FTE	10%	2.50%	3.80%	3.15%
	Superior customer experience initiative			10%	2.50%	3.80%	2.50%
	Create long range marketing plan			10%	2.50%	3.80%	3.15%
	Individual Performance (2)			10%	2.50%	3.80%	3.80%
	Totals				25.00%	38.00%	25.62%

(1)	The Corporate Performance award was calculated based upon achievement of annual return on average equity (ROE) as a percentage of Peer Group* Performance, and also includes a comparison of C&N’s ROE to targeted ROE** for 2015. The chart below was used to determine the Incentive Opportunity percentage of base salary from which a participant’s bonus would be paid:

Annual ROE Achieved: As a Percentage of Peer Group Performance	Threshold 8.50% ROE	Target 10.00% ROE**	Outstanding 12.50% ROE
<66%	0%	0%	0%
66%	50%	70%	100%
72%	55%	75%	105%
79%	60%	85%	115%
86%	70%	100%	125%
89%	80%	105%	135%
92% and above	90%	115%	150%

Achievement of a Corporate Award of 98.83% of target was determined by interpolating the following results within the table above:

•	C&N ROE of 96.37% of the Peer Group average for the four quarters ended September 30, 2015, and
•	C&N ROE** of 9.03% for the year ended December 31, 2015.

Use of an ROE target of 66% for purposes of establishing a minimum payout recognizes that C&N’s equity capital, as a percentage of assets, is higher than the peer average. For the four quarters ended September 30, 2015, C&N’s equity capital to assets ratio of 15.14% was 150.72% of the peer group average.

*The Peer Group included all Pennsylvania-based bank holding companies with total assets ranging between $700 million and $2.0 billion as of September 30, 2014. The Peer Group also included Chemung Financial Corporation, a similar-sized bank holding company headquartered in Elmira, NY.

**Excludes incentive compensation expense, securities gains and loss on prepayment of debt, net of tax, as provided for in the Plan.

(2)	The Individual Performance awards were based on each individual’s overall performance evaluation.

For Mr. Hughes, Mr. Hoose, Mrs. Scott and Mr. Rudy, the individual performance evaluations reflected a scale of overall ratings comparing performance to Expectations, including: Does Not Meet, Meets, and Exceeds. In determining these ratings, results were evaluated in comparison to specific goals, including the goals described in the Unit/Functional Goals section of the table above. Also, significant weight was given to inherently subjective evaluations of each person’s performance with regard to identified Core Competencies, including: Strategic Leadership, Decision Making, Adaptability, Customer Focus, Teamwork/Partnering, Accountability and Drive for Results/Resource Management.

Mr. Peluso’s performance evaluation was based on evaluation criteria designed to be specific to his role as Controller for a portion of the year and Interim Chief Financial Officer for a portion of the year. Mr. Peluso’s ratings were also based on evaluation of results achieved in comparison to specific goals as well as subjective ratings of his effectiveness as a supervisor and mentor, ability to be a resource for the senior management team and his effectiveness at adhering to C&N’s standards for quality client service. Mr. Peluso’s overall evaluation was determined in the context of the following scale: Unsatisfactory, Needs Improvement, Meets Job Requirements, Exceeds Job Requirements, Distinguished.

Mr. Scovill’s Individual Performance award was determined by the Board of Directors, based on recommendation of the Compensation Committee, and based on assessment of Mr. Scovill’s contributions to overall corporate performance.

(3)	Mr. Hughes’ awards based on Unit/Functional Goals were determined based on an evaluation of the quality and timeliness of his achievements relative to the performance criteria described in the table.

(4)	Mr. Peluso’s awards based on Unit/Functional Goals were determined based on an evaluation of the quality and timeliness of his achievements relative to the performance criteria described in the table.

(5)	Additional information regarding Mr. Hoose’s Unit/Functional Goals is as follows:

•	The Growth in Outstanding Loans goal was evaluated by comparing total loans outstanding at December 31, 2015, exclusive of the allowance for loan losses, to the corresponding total as of December 31, 2014.

•	The loan delinquency-related goal was evaluated based on average month-end total loan delinquency information obtained from Citizens & Northern Bank loan system reports for each month-end in 2015.

•	The Lycoming County Market Development Initiative goal was determined based on an evaluation of Mr. Hoose’s contributions as one of the leaders of the initiative.

(6)	Additional information regarding Ms. Scott’s Unit/Functional Goals is as follows:

•	The Trust and Financial Management Pre-tax Earnings Contribution goal was evaluated based on the amount of Citizens & Northern Bank’s Trust and Financial Management Group’s pre-tax earnings contribution in the year ended December 31, 2015 as a percentage of revenue, in comparison to a targeted level. Pre-tax earnings contribution was calculated based on revenues generated from Trust Department, brokerage and certain insurance activities, reduced by direct expenses associated with those activities. Allocations of certain administrative, information technology and other expenses, as well as income taxes, were omitted from the determination of pre-tax earnings contribution for this purpose.

•	The Growth in Trust Assets Under management goal was evaluated by comparing total assets under management as of December 31, 2015, on an historical cost basis, to the corresponding total as of December 31, 2014.

(7)	Additional information regarding Mr. Rudy’s Unit/Functional Goals is as follows:

•	The Growth in Outstanding Branch-based Loans goal was evaluated by comparing total loans outstanding at December 31, 2015, exclusive of certain categories of commercial and mortgage loans in which branch staff do not typically participate and excluding the allowance for loan losses, to the corresponding total as of December 31, 2014.

•	The Growth in Branch-based Deposits goal was evaluated by comparing total deposits outstanding at December 31, 2015, excluding certain municipal deposits, to the corresponding total at December 31, 2014.

•	The goal labeled “Efficiency Based on Number of Employees” was evaluated based on the average number of full-time equivalent employees (FTE) employed per month in the Bank’s branch network, under Mr. Rudy’s supervision. The FTE data was compiled by C&N’s Human Resources department.

•	The Superior Customer Experience Initiative goal was determined based on an evaluation of Mr. Rudy’s contributions as one of the leaders of the initiative.

•	Mr. Rudy’s award related to creating a long range marketing plan was determined based on an evaluation of Mr. Rudy’s contributions as one of the leaders in developing the plan.

Long-term Performance Incentives. As a part of our annual compensation review process, we worked with our outside Compensation Consultant in 2014 to review pay opportunities relative to market and use those results to make changes / pay decisions for 2015. As a result of this review, we updated our approach of using stock grant multiples to determine LTI award values, to using a percentage of base salary for each participant. These percentages were based on competitive market ranges consistent in our industry.

In 2015, we granted performance-based restricted stock awards to all NEOs, except the Chief Executive Officer. The value of these awards was based on percentage of base salary. The executives can earn shares based on the achievement of corporate performance. The number of shares was determined based on the trading price of the Corporation’s stock at the grant date. Except for Mr. Hughes, 2014 year-end base salaries were used to determine equity award values. For Mr. Hughes, the base salary amount used in calculating his award was based on a pro-rated calculation of his salary during the portion of 2014 in which he served as Chief Financial Officer and his salary during the portion of the year in which he served as Interim Chief Executive Officer.

The CEO was granted time-based restricted shares (i.e., no performance condition needs to be met to receive these shares) upon hire that vest over three years.

The 2015 performance awards have a 4-year term, meaning the restrictions lapse for one-fourth of the total shares on the anniversary date of the award based on the Corporation’s attainment of a performance target of 100% or more of the Peer Group’s average return on equity (as defined by the Committee) for the four quarters ending the third quarter of each calendar year following the award date. The performance target requirement continues until all restricted shares awarded are forfeited or the restrictions on such shares have lapsed. Any shares for which the restrictions have not lapsed at the expiration of the ten (10) year period following the date of the award shall expire and revert back to the Corporation. A total of 850,000 shares of common stock may be issued under the plan. As of December 31, 2015, a balance of 294,275 shares remains available for issuance.

The table below summarizes grant date values of equity awards granted in 2015:

Name	Title	2014 Base Salary	LTI Award as % of Base Salary	Grant Date Fair Value of LTI awards	Grant Date	Grant Date Share Price	# of Shares Granted at Target
J. Bradley Scovill	Chief Executive Officer	n/a	n/a	$100,013	3/2/15	$19.33	5,174
Mark A. Hughes	EVP and Chief Financial Officer	$271,875	25%	$66,558	2/5/15	$19.53	3,408
Anthony J. Peluso	VP and Controller	$125,000	20%	$24,996	1/5/15	$21.04	1,188
Harold F. Hoose III	EVP and Director, Lending Division	$188,000	25%	$47,003	1/5/15	$21.04	2,234
Deborah E. Scott	EVP and Director, Trust Division	$176,700	20%	$35,347	1/5/15	$21.04	1,680
Thomas L. Rudy, Jr.	EVP and Director, Branch Delivery	$155,000	20%	$30,992	1/5/15	$21.04	1,473

Recent Actions

During the first quarter of 2016, the Corporation, through the Committee and Board of Directors, has made certain decisions regarding executive compensation. The most significant actions are summarized below.

Base Salaries. At the beginning of 2016, executives received salary adjustments based on evaluations of corporate and individual performances and prevailing industry practices for comparable positions. The Chief Executive Officer’s salary increased in January 2016 by 5.26% to a level of $400,000. The Chief Financial Officer’s salary increased in January 2016 by 3.18% to a level of $260,000.

Annual Incentives. The Board has established a series of annual corporate, business unit and individual goals for each named executive officer whereby each named executive officer could receive an annual cash bonus under the Annual Incentive Award Plan equal to a percentage of base salary, depending upon achievement of performance goals. The Board, upon recommendation from the Committee, has approved the Annual Incentive Award Plan for 2016 with minimal changes in design from the 2015 Plan as described above under “Short-term (annual) Incentives” in the “Program Components” section of CD&A.

Long-term Incentives. As described above, the Committee utilizes equity awards as an incentive to drive future performance. In December 2015, the Committee recommended, and the Board approved, awards of restricted stock under the 1995 Stock Incentive Plan.

Awards to the NEOs, except Mr. Peluso, included the following features: 50% time-based and 50% performance-based vesting; one-third vesting on each anniversary date of the award, with vesting of performance-based awards only to the extent the performance condition has been met; performance criteria based on ROE as compared to that of publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 billion; and if performance condition not met at the end of the performance period, all performance-based shares will be forfeited. The award to Mr. Peluso was a time-based award with one-third vesting on each anniversary date over a three-year term.

Most of the shares of restricted stock were awarded on January 5, 2016, when the market price of the Corporation’s stock, as defined in the Plan, was $20.43 per share. In order to correct an administrative error, an additional 177 shares were awarded to Mr. Scovill on February 2, 2016, when the market value of the stock was $19.98 per share. The following awards in the first quarter 2016 are not included in the tables within the “Executive Compensation” section of this Proxy Statement, because they were made after the end of 2015: Mr. Scovill – 4,898 shares; Mr. Hughes – 2,466 shares; Mr. Peluso – 323 shares; Mr. Hoose – 2,369 shares; Mrs. Scott- 1,808 shares; Mr. Rudy – 1,600 shares.

Consideration of Say-On-Pay Advisory Vote

At our 2014 annual meeting of shareholders, approximately 90% of our shareholders who voted on the “say-on-pay” proposal (excluding broker non-votes and abstentions) approved the compensation we pay to our named executive officers. The Compensation Committee believes that the shareholder vote supports our compensation philosophy. Therefore, we have not modified our practices or philosophy as a result of the 2014 advisory vote.

Also at our 2011 annual meeting, our shareholders expressed support for conducting the foregoing “say-on-pay” vote every third year.

Risk Management

We do not believe that the Corporation’s compensation programs and practices present any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are reasonable, competitive and approximate the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors, while balancing the approach with appropriate controls to ensure that management is not incented to take excessive risks.

Recoupment Policy

The Corporation has an executive compensation recoupment policy pursuant to which annual cash bonuses, stock-based awards, performance-based compensation and other forms of cash or equity compensation other than salary paid to executive officers are subject to a "clawback" pursuant to the recoupment policy in the event the Corporation is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under the securities laws.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis that is required by the rules and regulations established by the SEC and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in the proxy statement.

Compensation Committee

Jan E. Fisher, Chair	R. Bruce Haner
Leo F. Lambert	Edward H. Owlett, III
Leonard Simpson	James E. Towner

Compensation Committee Interlocks and Insider Participation

Messrs. Haner, Lambert, Owlett, Simpson, Towner and Mrs. Fisher served as members of the Compensation Committee during 2015 and none of them was an officer or employee of the Corporation or any of its subsidiaries during that time. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Compensation Committee.

Executive Compensation Tables

The following tables set forth for the fiscal years ended December 31, 2015, 2014 and 2013, the compensation which the Corporation and its subsidiaries paid to its named executive officers.

2015 Summary Compensation Table

The following table contains information with respect to annual compensation for services in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2015, with comparative information for 2014 and 2013, of those persons who were, (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three (3) other most highly compensated executives (collectively, the “named executive officers”) to the extent such persons’ total compensation exceeded $100,000:

						Non-Equity	All
				Stock	Option	Incentive Plan	Other
Name and		Salary	Bonus(4)	Awards(5)	Awards(6)	Compensation(7)	Compensation(8)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

J. BRADLEY SCOVILL	2015	321,538	100,000	100,013	-	117,785	157,780	797,116
President and
Chief Executive Officer(1)

MARK A. HUGHES	2015	264,634	500	66,558	-	78,849	48,330	458,871
Executive Vice President	2014	272,365	-	17,117	27,632	102,433	41,499	461,046
and Chief Financial Officer(2)	2013	230,000	500	28,066	48,722	90,022	35,229	432,539

ANTHONY J. PELUSO	2015	132,000	500	24,996	-	27,627	17,769	202,892
Vice President and Controller(3)	2014	115,556	500	6,012	-	23,221	15,385	160,674

HAROLD F. HOOSE, III	2015	193,600	500	47,003	-	69,390	36,504	346,997
Executive Vice President	2014	188,000	500	12,004	19,366	38,946	32,756	291,572
and Director of Lending	2013	180,000	500	18,000	31,258	36,495	29,215	295,468

DEBORAH E. SCOTT	2015	184,700	500	35,347	-	53,136	43,973	317,656
Executive Vice President	2014	176,700	500	11,432	18,453	51,730	39,324	298,139
and Director of Trust Department	2013	171,500	500	18,614	32,309	55,354	35,863	314,140

THOMAS L. RUDY, JR.	2015	163,500	500	30,992	-	41,887	32,848	269,727
Executive Vice President
and Director of Branch Delivery

(1) Mr. Scovill was appointed President and Chief Executive Officer effective March 2, 2015.

(2) Mr. Hughes served as Treasurer and Chief Financial Officer throughout 2013 and for the period January 1, 2014 through August 11, 2014. Mr. Hughes was appointed Interim President and Chief Executive Officer from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer and was appointed to the positions he had formerly held as Treasurer and Chief Financial Officer.

(3) Mr. Peluso served as Interim Treasurer and Chief Financial Officer from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Peluso resigned from the positions of Interim Treasurer and Chief Financial Officer and was appointed to the positions he had formerly held as Vice President and Controller.

(4) Mr. Scovill was paid a signing bonus pursuant to his employment contract. The signing bonus was paid in two installments of $50,000. If Mr. Scovill were to voluntarily terminate employment with the Bank, other than a termination for “Good Reason”, as defined in the employment contract, within eighteen months of receipt of either installment, he would be required to reimburse the Bank for the full amount of the bonus. The bonus amounts paid to the other named executive officers were paid pursuant to discretionary “holiday awards” that were paid in December of each year to essentially all employees except the Chief Executive Officer.

(5) The amounts shown in the “Stock Awards” column equal the values of restricted stock awards determined based on the average of the high and low stock price at each grant date. The values of the 2015 awards were as follows; Mr. Scovill’s award - $19.33 per share; Mr. Hughes’s award - $19.53 per share; and awards to the other named executive officers - $21.04 per share. For 2014, the value as of the grant date for all awards was $20.45 per share. For 2013, the value as of the grant date for all awards was $19.21 per share.

(6) The amounts shown in the “Option Awards” column were determined based on the grant date fair market value, computed using the Black-Scholes-Merton option pricing model. The grant-date fair values per option were $5.50 for the 2014 awards and $5.56 for 2013 awards. There were no options awarded in 2015. See Note 13 to the consolidated financial statements, included in the Corporation’s 2015 Form 10-K, for information regarding key assumptions used in calculating the estimated fair value of stock-options.

(7) The amounts shown in the “Non-Equity Incentive Plan Compensation” column were paid pursuant to the Incentive Award Plan, which is described in the “Program Components” section of the Compensation Discussion and Analysis. The comparative amounts for 2014 and 2013, as applicable, were previously included in the “Bonus” column and have been reclassified.

(8) Amounts shown as “All Other Compensation” include the following:

		Employer	Employer	Employer	Dollar Value		Commissions
		Contributions	Contributions	Contributions to	of Insurance		for	Perquisites
		to the	to the 401 (k)	the Supplemental	Premium	Dividends	Insurance	and
		Employee	Employee	Executive	paid for	Paid on	and	Other
		Stock	Savings	Retirement	Group Term	Restricted	Brokerage	Personal
		Ownership Plan	Plan	Plan (SERP)	Life Insurance	Stock	Sales	Benefits(1)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)
J. Bradley Scovill
	2015	10,600	13,250	82,606	992	4,036	-	46,296	157,780
Mark A. Hughes
	2015	10,600	13,250	20,098	637	3,745	-	-	48,330
	2014	10,400	13,000	15,074	637	2,388	-	-	41,499
	2013	10,200	12,750	11,642	637	-	-	-	35,229
Anthony J. Peluso
	2015	6,302	7,877	-	1,828	1,762	-	-	17,769
	2014	5,691	7,113	-	1,828	753	-	-	15,385
Harold F. Hoose, III
	2015	9,464	11,830	8,120	415	3,054	-	3,621	36,504
	2014	9,225	11,532	6,359	415	1,575	-	3,650	32,756
	2013	9,009	11,262	5,219	415	-	-	3,310	29,215
Deborah E. Scott
	2015	9,660	12,075	15,206	1,191	2,470	527	2,844	43,973
	2014	9,530	11,912	12,193	1,191	1,590	373	2,535	39,324
	2013	9,615	12,019	9,481	637	-	1,734	2,377	35,863
Thomas Rudy
	2015	8,128	10,160	8,490	637	2,157	-	3,276	32,848

(1) For Mr. Scovill, perquisites and other personal benefits includes a relocation allowance of $35,000. For Mr. Scovill, Mr. Hoose, Mrs. Scott and Mr. Rudy, perquisites and other personal benefits include the estimated personal use portion of the cost of a company-supplied automobile and reimbursement for cell phones which are used primarily, but not exclusively, for business purposes. For Mr. Scovill, Mr. Hoose, and Mr. Rudy, perquisites include the cost of club memberships, which were used primarily, but not exclusively, for business purposes.

Grants of Plan-Based Awards Table

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2015 under the 1995 Stock Incentive Plan.

			All Other
			Stock
			Awards:	Grant
			Number	Date Fair
		Board/	of Shares	Value of
		Committee	of Stock	Stock and
	Grant	Action	or Units	Option
Name	Date	Date	(#)	Awards
J. Bradley Scovill	3/2/2015	2/26/2015	5,174	100,013

Mark A. Hughes	2/5/2015	1/22/2015	3,408	66,558

Anthony J. Peluso	1/5/2015	12/18/2014	1,188	24,996

Harold F. Hoose	1/5/2015	12/18/2014	2,234	47,003

Deborah E. Scott	1/5/2015	12/18/2014	1,680	35,347

Thomas Rudy	1/5/2015	12/18/2014	1,473	30,992

The grant date fair market value of stock award is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) topic 718, “Compensation—Stock Compensation.” The value used for restricted stock awards is based on the market value of the stock at the grant date. The market value per share of Mr. Scovill’s 2015 award is $19.33. The market value per share of Mr. Hughes’s 2015 award is $19.53. The market value per share of the 2015 awards for Mr. Peluso, Mr. Hoose, Mrs. Scott, and Mr. Rudy is $21.04.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding stock options and non-vested stock awards as of December 31, 2015 for the named executive officers.

	Option Awards			Stock Awards
					Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option		Stock	Stock
	Options	Exercise	Option	That Have	That Have
	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	($)	Date	(#)	($)
J. Bradley Scovill	-	-	-
				5,174	$108,654
Total:	0		Total:	5,174	$108,654
Mark A. Hughes	2,285	22.325	1/3/2017
	4,170	17.500	1/3/2018
	3,725	19.880	1/5/2019
	5,953	15.060	1/4/2021
	8,730	18.540	1/4/2022
	8,763	19.210	1/3/2023
	5,024	20.450	1/3/2024
				4,453	$93,513
Total:	38,650		Total:	4,453	$93,513
Anthony J. Peluso	-	-	-
				1,694	$35,574
Total:	0		Total:	1,694	$35,574
Harold F. Hoose, III	1,695	22.325	1/3/2017
	3,055	17.500	1/3/2018
	2,650	19.880	1/5/2019
	3,931	15.060	1/4/2021
	5,455	18.540	1/4/2022
	5,622	19.210	1/3/2023
	3,521	20.450	1/3/2024
				2,937	$61,677
Total:	25,929		Total:	2,937	$61,677
Deborah E. Scott	1,755	22.325	1/3/2017
	3,160	17.500	1/3/2018
	2,700	19.880	1/5/2019
	4,211	15.060	1/4/2021
	5,845	18.540	1/4/2022
	5,811	19.210	1/3/2023
	3,355	20.450	1/3/2024
				2,375	$49,875
Total:	26,837		Total:	2,375	$49,875
Thomas L. Rudy, Jr.	1,635	22.325	1/3/2017
	2,945	17.500	1/3/2018
	2,325	19.880	1/5/2019
	3,543	15.060	1/4/2021
	4,917	18.540	1/4/2022
	5,008	19.210	1/3/2023
	2,909	20.450	1/3/2024
				2,074	$43,554
Total:	23,282		Total:	2,074	$43,554

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options granted, and the value realized on the vesting of restricted stock, under the 1995 Stock Incentive Plan during 2015 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	On Vesting
Name	(#)	($)	(#)	($)
J. Bradley Scovill	-	-	-	-
Mark A. Hughes	-	-	1,251	$25,520
Anthony J. Peluso	-	-	218	$4,447
Harold F. Hoose, III	-	-	811	$16,544
Deborah E. Scott	-	-	834	$17,014
Thomas L. Rudy, Jr.	-	-	713	$14,545

Pension Benefits (1)

The following table sets forth information with respect to pension benefits for the fiscal year ended December 31, 2015 for each of the named executive officers.

				Payments
			Present Value	During
		Number of Years	of Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
J. Bradley Scovill	Supplemental Executive Retirement Plan(2)	1	$82,087	$0

Mark A. Hughes	Supplemental Executive Retirement Plan(2)	15	$152,816	$0

Anthony J. Peluso	Supplemental Executive Retirement Plan(2)	0	$0	$0

Harold F. Hoose, III	Supplemental Executive Retirement Plan(2)	11	$54,263	$0

Deborah E. Scott	Supplemental Executive Retirement Plan(2)	17	$123,480	$0

Thomas L. Rudy, Jr.	Supplemental Executive Retirement Plan(2)	12	$63,465	$0

(1)	Values are as of December 31, 2015, which is the measurement date used by the Corporation for financial reporting purposes.
(2)	A nonqualified plan, described in more detail below.

Supplemental Executive Retirement Plan

The Corporation maintains a Supplemental Executive Retirement Plan (“SERP”) to provide a supplemental retirement income to designated key employees.  The Board of Directors determines employees eligible to participate, as well as the amount of the Corporation’s annual contribution to each participant’s account, if any. The annual contribution is deposited into each participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The Board of Directors may terminate the SERP at any time.

Historically, the Corporation’s annual contribution has been based on a formula designed to provide an annual benefit equal to 20% of the individual’s highest five-year average compensation, and assumes retirement at age 65.  In determining the annual contribution amounts, the Corporation assumes interest rates of 8% for preretirement and 6% for postretirement and utilizes a standard mortality table.  The actual amount available to be distributed to a participant at separation of service depends upon the return on the investment of the funds held in the account over time. The actual investment returns do not impact the Corporation’s determination of the annual contribution.  Investment returns are allocated to participant accounts daily based on units held of each investment.

Amounts credited to a participant’s account do not vest until the earlier of: (i) the participant reaching age 55 with 5 years of participation in the SERP; (ii) the death of the participant; (iii) the disability of the participant; or (iv) a change in control of the Corporation as defined in the SERP.

Upon vesting, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

Employment Agreements

The Corporation and the Bank have entered into employment agreements with Mr. Scovill, Mr. Hughes, Mr. Hoose and Mrs. Scott (collectively, the “Employment Agreements”). The employment agreement with Mr. Scovill has an effective date of March 2, 2015, and the employment agreements with Mr. Hughes, Mr. Hoose, and Mrs. Scott were effective September 19, 2013. The following summarizes the material terms of the Employment Agreements.

The employment agreement with Mr. Scovill provides for an initial three (3) year term at an initial annual base salary of $380,000. After the initial three (3) year term, the agreement will be automatically renewed for successive twelve (12) month terms, unless either the Corporation or Mr. Scovill gives written notice of non-renewal at least ninety (90) days prior to the next renewal date. Under this agreement, Mr. Scovill received a grant of Corporation restricted common stock equal in value at the time of grant to approximately $100,000. The shares of restricted stock vest ratably over a three (3) year period. The agreement also provided a signing bonus in the amount of $100,000, $50,000 of which was paid approximately sixty (60) days after Mr. Scovill's start date of March 2, 2015 and $50,000 of which was paid approximately one hundred eighty (180) days after the start date. In the event Mr. Scovill voluntarily terminates employment with the Bank, other than a termination for "Good Reason," as defined in the agreement, within eighteen (18) months of receipt of either $50,000 installment payment, Mr. Scovill has agreed to reimburse the Bank for the full amount of the cash bonus payments actually received. The agreement also provides that Mr. Scovill shall be eligible to receive an equity award under the Corporation's 1995 Stock Incentive Plan for calendar year 2015 equal in value to $100,000 as of the date of grant. The equity award may be comprised of a combination of stock options and restricted stock, each of which will have a time vest and a performance vest component. For calendar years after 2015, based on approval by the Corporation's Board of Directors, Mr. Scovill will be eligible to receive such stock based incentives as are granted to Mr. Scovill under the Corporation's 1995 Stock Incentive Plan consistent with Mr. Scovill's responsibilities and the performance of the Corporation and Mr. Scovill. The agreement also provides that Mr. Scovill shall be eligible to participate in the Corporation's Supplemental Executive Retirement Plan. Other features of the employment agreement with Mr. Scovill are included in the summary of descriptions of the Employment Agreements that follow. The employment agreement with Mr. Scovill is attached as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 9, 2015.

The initial term of the Employment Agreement with Mr. Hughes expires September 19, 2016, and provides that the term of the agreement shall be automatically renewed on each September 19th for successive three (3) year terms, unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the next renewal date. The Employment Agreements of Mr. Hoose and Mrs. Scott had an initial expiration date of September 30, 2015, and were extended through September 30, 2016. The employment Agreements of Mr. Hoose and Mrs. Scott provide that the term of each agreement shall be automatically extended an additional twelve (12) months, unless written notice of nonrenewal is provided no later than July 19, 2016 and by July 19th of each successive calendar year thereafter.

Under the Employment Agreements, each executive is eligible to receive annual incentive payments and stock based incentives as determined by the Compensation Committee, which may, but need not be, issued under any incentive plan maintained by the Company, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which full-time employees of the Bank are eligible to participate.

The Employment Agreements also provide each executive with reimbursement of business expenses and paid vacation in accordance with Corporation or Bank policies and procedures and, with respect to Mr. Scovill and Mr. Hoose, use of a Bank owned automobile and a country club membership. Mrs. Scott’s Employment Agreement also provides for the use of a Bank owned automobile.

Each Employment Agreement contains customary nondisclosure and mutual nondisparagement provisions and, in the case of Mr. Scovill and Mr. Hughes, a twenty-four (24) month non-competition and non-solicitation covenant and, in the case of Mr. Hoose and Mrs. Scott, an eighteen (18) month non-competition and non-solicitation covenant, in each case applicable within thirty-five (35) miles of any office of the Corporation or the Bank after voluntary or involuntary termination of the executive’s employment with the Corporation and the Bank.

Each Employment Agreement also provides that the executive may terminate his or her employment for “good reason” (as defined in the agreement) after notice to the Corporation or the Bank within thirty (30) days after the initial existence of the condition giving rise to the right to terminate and the failure of the Corporation or Bank to cure the situation within thirty (30) days after receipt of such notice.

Additionally, each Employment Agreement provides for a lump sum payment to the executive in the event of a termination of employment by the Corporation without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) following a “change in control” (as defined in the agreement) or absent a change in control, such payment to be equal to the sum of the highest annual base salary earned by the executive during the immediately preceding three (3) years, plus the highest cash bonus and other incentive compensation earned with respect to one of the three preceding years, plus (for Mr. Hughes, Mr. Hoose and Mrs. Scott) the highest value of stock options and other stock incentives awarded to the executive in one of the immediately preceding three years, multiplied by a predetermined factor depending on the executive and whether the executive was terminated following a change in control. Additionally, each of the Employment Agreements provides for the continuation of the executive’s participation in the Bank’s life, disability, medical/health insurance and other welfare benefits in effect during the one (1) year period preceding the termination of employment (or a cash payment representing the value of such benefits). The factor applicable to each of the executives for purposes of determining the lump sum payment and the time period for which benefits are to be continued are set forth in the following table.

The employment agreements in effect on December 31, 2015 do not provide for an excise tax gross-up pursuant to Section 280G of the Internal Revenue Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, the payments will be limited to the greater of (1) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Internal Revenue Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Internal Revenue Code with respect to such parachute payments.

Multiplier Factor					Benefits Continuation Period
Executive	Change in Control		Absent a Change in Control		Change in Control	Absent a Change in Control

J. Bradley Scovill	2.99	X	1.0	X	3 Years	1 Year
Mark A. Hughes	2.99	X	1.0	X	3 Years	1 Year
Harold F. Hoose, III	1.5	X	0.5	X	18 Months	6 Months
Deborah E. Scott	1.5	X	0.5	X	18 Months	6 Months

Change in Control Agreements

The Corporation and Bank have entered into Change in Control Agreements (the “Agreements”) with Mr. Rudy and certain other officers (each an “Employee”). The purpose of the Agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties without the distraction of potential disturbing circumstances arising from the possibility of a change in control of the Corporation or Bank.

The Change in Control Agreements provide for a lump sum severance benefit in the event that certain events take place after there is a “change in control”, as defined in the Agreement, of the Corporation, or for a period of twenty-four (24) months thereafter. The Agreements do not provide for any payment in the event that the Employee remains employed for more than twenty-four (24) months following the change in control.

Under the Agreements, the term “termination” means the termination of the employment of the Employee either by the Corporation for any reason other than death, disability, or “cause”, or by resignation of the Employee upon the occurrence of one or more of the following events: a significant change in the Employee’s authorities or duties; a reduction in annual salary or a material reduction in benefits; the relocation of the Employee’s office to a location more than 35 miles from the location of the Employee’s office immediately prior to the employment period; the inability of the Employee to exercise the authorities, powers, functions or duties associated with the Employee’s position; or the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement in the same manner and extent as if no succession had taken place.

In the event of a termination, the Agreements provide severance benefits of (i) Employer-paid group medical insurance continuation premiums for a period of eighteen (18) months after the date of termination; and (ii) a lump sum payment in cash no later than thirty (30) business days after the date of termination equal to the sum of the Employee’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of termination; and an amount equal to one times the Employee’s base salary in effect immediately prior to the date of termination. Each Agreement contains customary non-disclosure provisions and a twelve (12) month non-solicitation covenant following termination of employment.

The Agreements terminate each December 31, but are automatically extended for additional one-year periods unless written notice is provided by the Corporation or Employee that such party does not wish to extend the term. If a change in control occurs during the original or extended term of the Agreements, the term shall continue for a period of twenty-four (24) months and end upon the expiration of such twenty-four (24) month period.

Potential Payments upon Termination or Change in Control

The table that follows provides quantitative information regarding contracts, agreements, plans or arrangements that provide for payments to a named executive officer upon termination of employment. The table does not include information with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers or the Corporation and that are available generally to all salaried employees.

As of December 31, 2015:				Value of
		Supplemental		Restricted
		Executive	Health	Stock
		Retirement	and Welfare	Subject to
	Cash	Plan Benefit	Benefits	Acceleration
Name	($)	($)	($)	($)
Termination Due to Retirement
J. Bradley Scovill	-	-	-	-
Mark A. Hughes	-	-	-	-
Anthony J. Peluso	-	-	-	-
Harold F. Hoose, III	-	-	-	-
Deborah E. Scott	-	123,480	-	-
Thomas Rudy, Jr.	-	-	-	-

Termination Due to Disability
J. Bradley Scovill	-	82,087	-	-
Mark A. Hughes	-	152,816	-	-
Anthony J. Peluso	-	-	-	-
Harold F. Hoose, III		54,263	-	-
Deborah E. Scott	-	123,480	-	-
Thomas Rudy, Jr.	-	63,465	-	-

Termination Without Cause or for Good Reason - Before a Change in Control
J. Bradley Scovill	550,677	-	9,671	-
Mark A. Hughes	451,586	-	12,177	-
Anthony J. Peluso	-	-	-	-
Harold F. Hoose, III	156,374	-	6,635	-
Deborah E. Scott	145,739	123,480	4,050	-
Thomas Rudy, Jr.	-	-	-	-

Termination Due to Death
J. Bradley Scovill	-	82,087	-	-
Mark A. Hughes	-	152,816	-	-
Anthony J. Peluso	-	-	-	-
Harold F. Hoose, III	-	54,263	-	-
Deborah E. Scott	-	123,480	-	-
Thomas Rudy, Jr.	-	63,465	-	-

Termination Without Cause or for Good Reason - Upon or After a Change in Control
J. Bradley Scovill	1,646,524	82,087	29,013	108,654
Mark A. Hughes	1,350,242	152,816	36,531	93,513
Anthony J. Peluso	-	-	-	-
Harold F. Hoose, III	469,122	54,263	19,907	61,677
Deborah E. Scott	437,216	123,480	12,150	49,875
Thomas Rudy, Jr.	163,500	63,465	2,739	43,554

Indemnification Agreements

On April 20, 2004, the shareholders of the Corporation authorized the Corporation to enter into indemnification agreements (the “Indemnification Agreements”) with the directors of the Corporation and the Bank and certain officers of the Bank, as designated by the Board of Directors. The primary purpose of the Indemnification Agreements is to ensure the ability of the Corporation and Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. Indemnification Agreements have been entered into with all Directors of the Bank and the Corporation, as well as the Corporation’s and Bank’s Executive Officers as named on pages 6-8.

The Indemnification Agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements were entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.

The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.

The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation’s best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. §7.5217 (i.e., a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to the bank) is excluded from indemnification under the agreements.

Compensation of Directors

The following table summarizes the compensation paid by the Corporation and Bank to directors for the fiscal year ended December 31, 2015, other than J. Bradley Scovill and Mark A. Hughes who did not receive compensation as a director.

DIRECTOR COMPENSATION (1)(2)(3)

	Fees
	Earned or
	Paid in	Stock
	Cash (4)	Awards (5)	Total
Name	($)	($)	($)
Dennis F. Beardslee	42,600	15,002	57,602
Jan E. Fisher	50,400	15,002	65,402
R. Bruce Haner	48,300	15,002	63,302
Susan E. Hartley	40,600	15,002	55,602
Leo F. Lambert	68,300	15,002	83,302
Raymond R. Mattie	7,722	15,002	22,724
Edward H. Owlett, III	57,600	15,002	72,602
Leonard Simpson	57,400	15,002	72,402
James E. Towner	49,550	15,002	64,552
Ann M. Tyler	40,900	15,002	55,902

(1) The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2015 of a type required to be disclosed in those columns.

(2) As of December 31, 2015, each non-employee director owned 854 shares of common stock awarded pursuant to the Independent Directors Stock Incentive Plan (described below) for which transfer restrictions had not yet lapsed. For each director, those shares had a value of $17,934 based on the closing price of the Corporation’s common stock on December 31, 2015 (the last business day of the year).

(3) Effective January 5, 2016, the Corporation awarded 734 shares of restricted stock under the Independent Director Stock Incentive Plan to each director. The value of the restricted stock was $20.43 per share, based on the market price of the Corporation’s stock on January 4, 2016, and vest over (1) one year. The awards made in January 2016 are not included in the table.

(4) Includes annual cash retainer, Chairman or Committee chair retainer (if any) and attendance fees.

(5) The amount shown in the “Stock Awards” column equals the value of restricted stock awards, determined based on the grant date fair market value of $21.04 per share.

Director Fees. Compensation of the Board of Directors is established by the Board upon recommendation of the Compensation Committee. In developing its recommendations for 2015, the Compensation Committee considered information provided by Pearl Meyer & Partners LLC, an independent compensation consultant.

Non-employee directors receive cash compensation for their service as directors in accordance with the following fee schedule. Employee directors are not entitled to additional compensation for board or committee service.

Annual Fees:
Cash Retainer (all Directors)	$20,000
Chairman of the Board	$15,000

Committee Chairman:
Audit Committee	$5,000
Compensation Committee	$5,000
All Other Committees	$4,000

Per-Meeting Attendance Fees:
Board meetings (all Directors)	$1,000

Committee meetings
Audit Committee	$600
Executive Committee	$600
All Other Committees	$500

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. Attendance fees are not doubled in the event of joint meetings of the Corporation and Bank Boards.

Independent Directors Stock Incentive Plan. In addition to cash fees, non-employee directors may also receive compensation in the form of Corporation common stock or stock options under the Independent Directors Stock Incentive Plan. This plan permits awards of nonqualified stock options and/or restricted stock to non-employee directors. A total of 135,000 shares of common stock may be issued under the Independent Directors Stock Incentive Plan. The recipient’s right to exercise stock options under this plan vests immediately and expires 10 years from the date of grant. The exercise prices of all stock options awarded under the Independent Directors Stock Incentive Plan are equal to the fair market value on the grant date. Restricted stock awards issued under the plan through December 31, 2015 vest ratably over one (1) year. As of December 31, 2015, a balance of 29,702 shares remains available for issuance under the Independent Directors Stock Incentive Plan.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly Virchow Krause, LLP (“Baker Tilly”), formerly ParenteBeard, LLC (“ParenteBeard”) has been the independent registered public accounting firm appointed by the Corporation to audit its financial statements since 1981, and was selected by the Board as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2016. No member of the firm or any of its associates has a material financial interest in the Corporation. A representative of Baker Tilly is expected to be present at the Annual Meeting to answer appropriate questions from shareholders and will be afforded an opportunity to make any statement that the firm desires.

The affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, is required to ratify the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Fees of Independent Public Accountants

The following table sets forth information concerning fees paid to independent public accountants for the years ended December 31, 2015 and 2014. In 2014, the Corporation was notified that the audit practice of ParenteBeard was combined with Baker Tilly in a transaction pursuant to which ParenteBeard combined its operations with Baker Tilly and certain of the professional staff and partners of ParenteBeard joined Baker Tilly either as employees or partners of Baker Tilly. On October 1, 2014, ParenteBeard resigned as the auditors of the Corporation and with the approval of the Audit Committee Baker Tilly was engaged as its independent registered public accounting firm. All services provided by Baker Tilly or ParenteBeard in 2015 and 2014 were pre-approved by the Audit Committee, or approved by management and ratified by the Audit Committee, consistent with the limits provided for in the Audit Committee Charter.

		Fiscal Years Ended
		December 31,
	Baker Tilly	ParenteBeard	Baker Tilly	Total
	2015	2014	2014	2014
Audit Fees
Audit of Annual financial statements and Audit of internal control over financial reporting and reviews of Quarterly financial statements	$189,000	$23,200	$158,060	$181,260

Audit-Related Fees
Audits of employee benefit plans	17,296	16,100	-	16,100

Tax Fees
Preparation of Corporation tax return	19,800	19,150	-	19,150

Aggregate of all fees billed to the Corporation	$226,096	$58,450	$158,060	$216,510

Audit Committee Report

On February 18, 2016, the Audit Committee of the Board of Directors reviewed and discussed with management the audited financial statements dated December 31, 2015. The Audit Committee also discussed with Baker Tilly, the independent registered public accounting firm of the Corporation, the matters required to be discussed with those charged with governance pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communication with Audit Committees).

The Audit Committee has received from Baker Tilly, the written disclosure and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed Baker Tilly’s independence with its representatives. These items relate to that firm’s independence from the Corporation.

Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Edward H. Owlett, III, Chairman	James E. Towner
R. Bruce Haner	Ann M. Tyler
Leo F. Lambert

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, was made available to shareholders with this proxy statement. The Annual Report on Form 10-K is also available at www.cnbankpa.com.

A paper copy of the Annual Report on Form 10-K will be furnished to shareholders free of charge upon written request. Such requests should be directed to the Treasurer of Citizens & Northern Corporation at 90-92 Main Street, Wellsboro, PA, 16901, or by phone at 570-724-3411.

OTHER MATTERS

The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

CITIZENS & NORTHERN CORPORATION

To Be Held On:

April 21, 2016 at 2:00 p.m. Local Time
Location of Meeting
The Deane Center
104 Main Street, Wellsboro
Pennsylvania 16901

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 4/11/16.

Please visit http://www.astproxyportal.com/ast/11697/, where the following materials are available for view:

- Annual Highlights
- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers)**
E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE: **ONLINE:** To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on April 20, 2016.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1. ELECTION OF CLASS II DIRECTORS.

NOMINEES: R. Bruce Haner
Susan E. Hartley
Leo F. Lambert
Leonard Simpson

2. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS INDEPENDENT AUDITORS.

3. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof.

Please note that you cannot use this notice to vote by mail.

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CITIZENS & NORTHERN CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 21, 2016

The undersigned hereby appoints Dennis F. Beardslee and Jan E. Fisher, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, April 21, 2016, at 2:00 P.M. (local time), at the Deane Center, 104 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows:

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CITIZENS & NORTHERN CORPORATION

April 21, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on April 20, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430000000000000000 8 042116

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF CLASS II DIRECTORS.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ R. Bruce Haner
- ○ Susan E. Hartley
- ○ Leo F. Lambert
- ○ Leonard Simpson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS INDEPENDENT AUDITORS.	☐	☐	☐

3. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.